Exhibit 99.1

FOR RELEASE:	November 3, 2017

Mark A. Jeffries

Executive Vice President

Chief Financial Officer

Office: 910-892-7080 and Direct: 910-897-3603

markj@SelectBank.com

SelectBank.com

SELECT BANCORP REPORTS

THIRD QUARTER 2017 EARNINGS

DUNN, NC . . . Select Bancorp, Inc. (the “Company”) (NASDAQ: SLCT), the holding company for Select Bank & Trust, reported another solid quarter of growth and earnings comparing quarter-over-quarter results.

The Company’s total assets increased $16.2 million from $906.5 million at June 30, 2017 to $922.7 million at September 30, 2017. The majority of the increase in assets was in the Company’s loan portfolio. The loan portfolio increased by $25.4 million from $738.0 million at June 30, 2017 to $763.4 million at September 30, 2017.

Deposits have increased $15.4 million from $739.7 million at June 30, 2017 to $775.0 million at September 30, 2017. The majority of the increase in deposits was in time deposits. The Company’s time deposits increased by $13.2 million from $361.7 million at June 30, 2017 to $374.9 million at September 30, 2017.

Deposits have increased by $95.4 million or 14.0% through the first nine months of 2017. Loans have increased by $86.2 million or 12.7% through the first nine months of 2017.

“The Company’s strong third quarter results reflect our ongoing commitment to deliver exceptional service to our customers and profitable growth to shareholders,” President and Chief Executive Officer William L. Hedgepeth II stated. “Our positive earnings equipped us to seek areas of growth and expansion for the Bank. Our newest branch in Wilmington opened in October of this year and we look forward to serving New Hanover County and beyond.”

The Wilmington branch will celebrate a ribbon cutting and grand opening on November 16 at 4 p.m. at the new location, 1001 Military Cutoff, Suite 100. The Bank also plans to open a Mortgage Division before the end of 2017, adding to its products and services for customers.

Additionally the Company announced during the third quarter an agreement to acquire Premara Financial, Inc. (“Premara”) and its subsidiary bank, Carolina Premier Bank, headquartered in Charlotte, N.C. This merger, which remains subject to both shareholder and regulatory approval, would put the combined company at approximately $1.1 billion in assets. The merger of Carolina Premier Bank into Select Bank will bring Select Bank’s total number of branches to 18, adding branch locations in Charlotte, N.C. as well as Blacksburg, Rock Hill and Six Mile, S.C. and a SBA Division.

Net income for the quarter ended September 30, 2017 was $1.8 million and basic and diluted earnings per share of $0.15, compared to net income of $1.3 million and basic and diluted earnings per share of $0.11 for the quarter ended June 30, 2017.

For the three months ended September 30, 2017, return on average assets was 0.77% and return on average equity was 6.44%, compared to 0.60% and 4.96%, respectively, for the three months ended June 30, 2017.

Non-performing loans remained stable with $6.2 million at both September 30, 2017 and at June 30, 2017. On a relative basis, non-performing loans equaled 0.81% of loans at September 30, 2017, decreasing from 0.83% of loans at June 30, 2017. Foreclosed real estate equaled $2.1 million at September 30, 2017, compared to $2.7 million at June 30, 2017. For the quarter, net charge-offs were $37,000, or 0.02% of average loans, compared to net charge offs of $618,000, or 0.35% of average loans for the quarter ended June 30, 2017.

Net interest margin was 4.19% for the quarter ending September 30, 2017, as compared to 4.18% for the quarter ending June 30, 2017.

Select Bank & Trust currently has branch offices in these North Carolina communities: Dunn, Burlington, Clinton, Elizabeth City, Fayetteville, Goldsboro, Greenville, Leland, Lillington, Lumberton, Morehead City, Raleigh, Washington and Wilmington. The information as of and for the quarter ended September 30, 2017, as presented in this release is unaudited.

Important Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to anticipated market share growth, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to: our ability to manage growth; substantial changes in financial markets; our ability to obtain regulatory and shareholder approval of the merger with Premara; regulatory changes; changes in interest rates; loss of deposits and loan demand to other savings and financial institutions; and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

Additional Information About the Merger and Where to Find It
Communications in this press release do not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger of Premara with and into the Company, the Company has filed with the SEC a Registration Statement on Form S-4 that includes a Joint Proxy Statement of the Company and Premara and a Prospectus of the Company, as well as other relevant documents concerning the proposed merger.

SHAREHOLDERS OF THE COMPANY AND PREMARA ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.

The Joint Proxy Statement/Prospectus and other relevant materials, and any other documents that the Company has filed with the SEC, may be obtained free of charge at the SEC's internet site, http://www.sec.gov. Copies of the documents that the Company has filed with the SEC may also be obtained, free of charge, by directing a written request to either Select Bancorp, Inc., 700 W. Cumberland Street, Dunn, NC 28443, Attention: Mark Jeffries, Executive Vice President and Chief Financial Officer, or Premara Financial, Inc., 13024 Ballantyne Corporate Pl, Suite 100, Charlotte, NC 28277, Attention: David P. Barksdale, President and Chief Executive Officer.

The Company, Premara and their respective directors and executive officers may be deemed to be “participants” in the solicitation of proxies from the shareholders of the Company and Premara with respect to the merger. Information concerning such participants' interests in the proposed merger are set forth in the Joint Proxy Statement/Prospectus.

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Select Bancorp, Inc.

Selected Financial Information and Other Data

($ in thousands, except per share data)

	At or for the three months ended (unaudited)					At or for the twelve months ended
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	December 31, 2016	December 31, 2015	December 31, 2014
Summary of Operations:
Total interest income	$10,042	$9,469	$9,125	$8,877	$8,755	$34,709	$33,341	$26,104
Total interest expense	1,357	1,197	1,047	985	909	3,733	3,542	4,519
Net interest income	8,685	8,272	8,078	7,892	7,846	30,976	29,799	21,585
Provision for (recovery of) loan losses	202	1,083	(194)	669	337	1,516	890	(194)
Net interest income after provision	8,483	7,189	8,272	7,223	7,509	29,460	28,909	21,779
Noninterest income	778	778	730	740	785	3,222	3,292	2,675
Merger/Acquisition related expenses	278	-	-	-	-	-	378	1,941
Noninterest expense	6,161	5,980	5,805	5,511	5,631	22,281	21,852	18,719
Income before income taxes	2,822	1,987	3,197	2,452	2,663	10,401	9,971	3,794
Provision for income taxes	1,043	651	1,082	847	924	3,647	3,418	1,437
Net Income	1,779	1,336	2,115	1,605	1,739	6,754	6,553	2,357
Dividends on Preferred Stock	-	-	-	-	-	4	77	38
Net income available to common shareholders	$1,779	$1,336	$2,115	$1,605	$1,739	$6,750	$6,476	$2,319
Share and Per Share Data:
Earnings per share - basic	$0.15	$0.11	$0.18	$0.14	$0.15	$0.58	$0.56	$0.26
Earnings per share - diluted	$0.15	$0.11	$0.18	$0.14	$0.15	$0.58	$0.56	$0.26
Book value per share	$9.42	$9.26	$9.14	$8.95	$8.87	$8.95	$8.38	$8.59
Tangible book value per share	$8.78	$8.61	$8.48	$8.29	$8.20	$8.29	$7.67	$7.83
Ending shares outstanding	11,662,621	11,662,471	11,661,571	11,645,413	11,632,192	11,645,413	11,583,011	11,377,980
Weighted average shares outstanding:
Basic	11,662,580	11,662,117	11,652,612	11,636,647	11,627,270	11,610,705	11,502,800	8,870,114
Diluted	11,717,533	11,727,110	11,714,336	11,677,958	11,666,280	11,655,111	11,567,811	8,974,384
Selected Performance Ratios:
Return on average assets(2)	0.77%	0.60%	1.00%	0.76%	0.85%	0.81%	0.86%	0.37%
Return on average equity(2)	6.44%	4.96%	8.10%	6.12%	6.71%	6.61%	6.42%	3.12%
Net interest margin	4.19%	4.18%	4.14%	3.98%	4.27%	4.06%	4.38%	3.88%
Efficiency ratio (1)	65.11%	66.08%	65.91%	63.84%	65.24%	65.15%	66.04%	77.16%
Period End Balance Sheet Data:
Gross Loans	$763,432	$738,021	$706,758	$677,195	$651,743	$677,195	$617,398	$552,038
Total interest earning assets	833,766	816,008	809,164	770,288	746,349	770,288	726,408	698,266
Goodwill	6,931	6,931	6,931	6,931	6,931	6,931	6,931	6,931
Core Deposit Intangible	547	629	716	810	909	810	1,241	1,625
Total Assets	922,749	906,524	879,624	846,640	844,774	846,640	817,015	766,121
Deposits	775,022	739,653	713,138	679,661	677,121	679,661	651,161	618,902
Short term debt	22,366	33,559	33,306	37,090	38,175	37,090	29,673	20,733
Long term debt	12,372	22,839	22,939	22,039	22,372	23,039	28,703	25,591
Shareholders' equity	109,819	108,017	106,562	104,273	103,191	104,273	104,702	97,685
Selected Average Balances:
Gross Loans	$748,699	$715,366	$686,800	$663,213	$641,531	$639,412	$578,759	$430,571
Total interest earning assets	826,595	799,240	776,496	778,477	737,295	744,024	686,663	565,264
Core Deposit Intangible	589	673	764	862	965	1,020	1,330	884
Total Assets	914,986	887,412	856,712	844,162	818,284	829,315	765,284	631,905
Deposits	754,169	719,976	689,795	679,404	653,016	665,764	607,214	523,954
Short term debt	32,703	33,413	35,048	33,032	34,573	32,111	32,316	9,957
Long term debt	15,633	22,871	22,989	23,089	23,189	25,739	20,147	20,494
Shareholders' equity	109,537	108,071	105,860	104,404	103,026	102,110	102,068	74,365
Asset Quality Ratios:
Nonperforming loans	$6,153	$6,159	$7,956	$9,430	$7,565	$9,430	$8,712	$11,876
Other real estate owned	2,093	2,702	883	599	548	599	1,401	1,585
Allowance for loan losses	8,647	8,488	8,022	8,411	7,889	8,411	7,021	6,844
Nonperforming loans (3) to period-end loans	0.81%	0.83%	1.13%	1.39%	1.16%	1.39%	1.41%	2.15%
Allowance for loan losses to period-end loans	1.13%	1.15%	1.14%	1.24%	1.21%	1.24%	1.14%	1.24%
Delinquency Ratio (4)	0.38%	0.07%	0.21%	0.44%	0.16%	0.44%	0.40%	0.91%
Net loan charge-offs (recoveries) to average loans (2)	0.02%	0.35%	0.12%	0.08%	(0.01%)	0.02%	0.12%	(0.03%)

(1)	Efficiency ratio is calculated as non-interest expenses divided by the sum of net interest income and non-interest income.
(2)	Annualized.
(3)	Nonperforming loans consist of non-accrual loans and restructured loans.
(4)	Delinquency Ratio includes loans 30-89 days past due and excludes non-accrual loans.